Exhibit 5.6

CONSENT OF RANDAL CULLEN

In connection with Silvercorp Metals Inc.’s registration statement on Form F-10, dated July 30, 2010, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended, and any documents incorporated by reference therein (the “Registration Statement”), I, Randal D. Cullen, hereby consent to references to my name and to my involvement in the preparation of a technical report entitled “NI 43-101 Technical Report Resource Update on the Silvertip Property, Northern British Columbia, Canada” dated February 19, 2010 (the “Technical Report”) in the Registration Statement, and to the inclusion and incorporation by reference of information derived from the Technical Report in the Registration Statement.

DATED: July 30, 2010

/s/ Randal D. Cullen
Name: Randal D. Cullen